Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Stockholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference of our reports dated May 15, 2014, August 5, 2014 and November 12, 2014 relating to the unaudited condensed interim consolidated and combined financial statements of Armada Hoffler Properties, Inc. and Predecessor that are included in its Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, in the following Registration Statements of Armada Hoffler Properties, Inc.:

•	333-188545 on Form S-8, dated May 10, 2013

•	333-196473 on Form S-3, dated June 2, 2014

/s/ Ernst & Young LLP

Richmond, Virginia

November 12, 2014